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                                                                 Exhibit 23.1


          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


NHancement Technologies Inc.
Fremont, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 8, 1998, except for Note 17 which is as of January 6, 1999, relating to the consolidated financial statements of NHancement Technologies Inc. appearing in the Company's Annual Report on Form 10-KSB, as amended, for the nine months ended September 30, 1998. Our report contains an explanatory paragraph regarding the fact that the Company purchased substantially all of its inventory from two vendors during the nine months ended September 30, 1998.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO SEIDMAN, LLP

BDO SEIDMAN, LLP
San Francisco, California
August 12, 1999